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                                                                       Exhibit 4




               HUFFY CORPORATION MASTER DEFERRED COMPENSATION PLAN


                                    ARTICLE 1

                              ESTABLISHMENT OF PLAN

1.1        Establishment of Plan.

           Huffy Corporation (the "Corporation") on behalf of itself and its Affiliates (hereinafter defined) hereby adopts the Huffy Corporation Master Deferred Compensation Plan (the "Plan"), a supplemental nonqualified deferred compensation plan for a select group of management personnel employed by the Corporation and its Affiliates. Except as otherwise provided herein and subject to Sections 3.1 and
           9.1 herein, this Plan controls all Deferred Compensation Agreements arising out of deferrals described in Article 4 herein whether executed prior, on or after the date of this Plan. This Plan is intended to be a plan described in Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

1.2        Effective Date.

           The "Effective Date" of this Plan is the registration of the Plan with the Securities and Exchange Commission. Each plan provision applies until the effective date of an amendment of that provision.


                                    ARTICLE 2

                                   DEFINITIONS

2.1        Defined Terms.

           Defined terms are found at the following locations:


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           Term                                          Location
           ----                                          --------

           Account                                          5.2
           Active Participant                               3.2
           Administrator                                    2.2
           Affiliate                                        2.3
           Agent for Service of Process                     2.4
           Base Salary                                      2.5
           Beneficiary                                      2.6
           Bonus                                            2.7
           Code                                             4.1
           Corporation                                      1.1
           Deferral Agreement                               2.8
           Deferred Compensation Agreement                  2.9
           Deferred Compensation Plan II                    2.10
           Distribution Date                                2.11
           Effective Date                                   1.2
           Emergency Distribution                           8.2
           Employee                                         2.12
           Employer                                         2.13
           ERISA                                            1.1
           Inactive Participant                             3.2
           Long Term Incentive Pay                          2.14
           Mirror Employer Contributions                    5.2
           Participant                                      3.1
           Plan                                             1.1
           Plan Year                                        2.15
           Returned Compensation                            4.1
           Savings Plans                                    2.16
           Savings Plans Compensation                       2.17
           Special Deferred Compensation Plan               2.18
           Special Deferred Compensation Agreement
           Spouse                                           2.19
           Surviving Spouse                                 2.20
           Total Compensation                               2.21
           Valuation Date                                   2.22
           Valuation Period                                 2.23
           Voluntary Deferral Plans                         2.24

2.2        Administrator.

           "Administrator" means the Huffy Corporation Committee for Deferred Compensation Plans.

2.3        Affiliate.

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           "Affiliate" means (i) wholly owned subsidiaries of the Corporation which currently are: Huffy Service First, Inc., Royce Union Bicycle Company, True Temper Hardware Company and Washington Inventory Service and (ii) any entity during the period that it is, along with the Corporation, a member of a controlled group of corporations, a controlled group of trades and businesses, or any other entity designated by the Secretary of the Treasury (as described in sections 414(b), 414(c), 414(m) and 414(o), respectively of the Code.

2.4        Agent for Service of Process.

           "Agent for Service of Process" means the Administrator, Attention:
           Secretary of Huffy Corporation.

2.5        Base Salary.

           "Base Salary" means an employee's annual base wages or compensation earned, as specified from time to time by the Employer.

2.6        Beneficiary.

           "Beneficiary" means the individual, trust or other entity designated by the Participant to receive any benefits payable under this Plan after the Participant's death. A Participant may designate or change a Beneficiary by filing a signed designation with the Administrator in the form approved by the Administrator. If a designation has not been properly completed and filed with the Administrator or is ineffective for any other reason, the benefits, if any, shall be paid to the Participant's estate.

2.7        Bonus.

           "Bonus" means the annual incentive compensation paid by the Corporation or Affiliate to an Employee in accordance with the then current Corporation or Affiliate policy.

2.8        Deferral Agreement.

           "Deferral Agreement" means an agreement in the form attached as Exhibit A and entered into between an Active Participant and the Corporation, setting forth the amount and source of deferral elected by the Active Participant, the commencement date and the Distribution Date.

2.9        Deferred Compensation Agreement.

           "Deferred Compensation Agreement" means those agreements entered into between a current Employee and the Corporation or an Affiliate prior to the date


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           of this Plan pursuant to the Deferred Compensation Plan II, the
           Voluntary Deferral Plan, or the Special Deferred Compensation Plan.

2.10       Deferred Compensation Plan II.

           "Deferred Compensation Plan II" means the Corporation's Deferred Compensation Plan II, dated June 13, 1996.

2.11       Distribution Date.

           "Distribution Date" means the date set forth in Section 7.1.

2.12       Employee.

           "Employee" means an individual employed in the United States of America by the Employer at the management level who receives compensation for personal services performed for the Employer that is subject to withholding for federal income tax purposes and who is (i) an Officer or Huffy Company President, or (ii) one whose position midpoint under the Corporation's salary administration program equal or exceeds 500 points, or (iii) to whom the Plan is extended by the Corporation's Chief Executive Officer.

2.13       Employer.

           "Employer" means Huffy Corporation or any Affiliate of Huffy Corporation.

2.14       Long Term Incentive Pay.

           "Long Term Incentive Pay" means the long term incentive compensation paid by the Corporation or an Affiliate to an Officer or Company President in accordance with the then current Corporation policy.

2.15       Plan Year.

           "Plan Year" means the 12-month period beginning each January 1.

2.16       Savings Plans.

           "Savings Plans" means the qualified, tax-exempt defined contribution plans established and maintained by Huffy Corporation and its Affiliates under Sections 401(a) and 401(k) of the Code.

2.17       Savings Plan Compensation.

           Savings Plan Compensation means the compensation described in Section 4.1(b).


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2.18       Special Deferred Compensation Plan.
           Special Deferred Compensation Agreement.
           Special Deferred Compensation.

           "Special Deferred Compensation Plan" means the Special Deferred Compensation Plan and those certain underlying agreements between the Corporation and a current Employee pursuant to the Corporation's Special Deferred Compensation Plan.

           "Special Deferred Compensation" means the compensation deferred pursuant to the Special Deferred Compensation Plan and those certain underlying agreements between the Corporation and a current Employee.

2.19       Spouse.

           "Spouse," as of any date, means the husband or wife to whom the Participant is married on such date. The legal existence of the spousal relationship shall be governed by the law of the state or other jurisdiction of domicile of the Participant.

2.20       Surviving Spouse.

           "Surviving Spouse" means the Spouse of the Participant at the time of the Participant's death who survives the Participant. If the Participant and Spouse die under circumstances which prevent ascertainment of the order of their deaths, it shall be presumed for this Plan that the Participant survived the Spouse.

2.21       Total Compensation.

           "Total Compensation" means the compensation described in Section 4.1(a).

2.22       Valuation Date.

           "Valuation Date" means not less frequently than the last day of March, June, September and December.

2.23       Valuation Period.

           "Valuation Period" means not less frequently than the last day of any quarterly period of three (3) months ending with the specified Valuation Date.

2.24       Voluntary Deferral Plans.

           "Voluntary Deferral Plans" means Deferred Compensation Plan and Deferred



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           Compensation Plan II and underlying Deferred Compensation Agreements entered into between the Corporation and a current Employee prior to the effective date of this Plan.

                                    ARTICLE 3

                                  PARTICIPATION

3.1        Designation as Participant.

           An Employee will become a participant in the Plan ("Participant") if he or she (i) is a current Employee of the Corporation or an Affiliate and, (ii) executes, or has executed, a Deferred Compensation Agreement and/or is credited with a Participant Account pursuant to Section 4.5 herein.

           Only Employees, as defined herein, shall be eligible to participate in this Plan. THIS PLAN IS INTENDED TO BE AN "UNFUNDED" PLAN MAINTAINED TO PROVIDE COMPENSATION FOR A SELECT GROUP OF MANAGEMENT. PLEASE REFER TO SECTION 9.4 HEREIN.

3.2        Active and Inactive Participation.

           A Participant's status as an Active Participant shall continue until the termination of the Participant's status as an Active Participant by the Corporation. For this purpose, an Active Participant shall be any Participant who is making deferrals pursuant to Article 4. A Participant who ceases to be an Active Participant, but continues to have an Account maintained for him or her under the Plan pursuant to
           Section 7.1 shall continue to be treated as a Participant until such time that his or her Account is paid in full. During such time, the Participant shall be considered an Inactive Participant. An Inactive Participant may resume participation in the Plan only upon redesignation as an Active Participant and as of the date specified by the Corporation. Transfer of employment to the Corporation or an Affiliate shall not be treated as termination of employment or as termination of Active Participant status and active participation in this Plan shall continue unless the Active Participant's status as an Employee of the Corporation or an Affiliate is terminated. Upon termination an Active Participant, as an Employee, the Participant's status as an Active Participant shall cease.


                                    ARTICLE 4

                                    DEFERRALS

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4.1        Compensation Deferral.

           Subject to the provisions of Subsection 4.2 herein, by entering into a Deferred Compensation Agreement as provided in Section 3.1, a Participant may elect:

           (a) to defer a portion of the cash amount of the Base Salary, Bonus and/or Long Term Incentive Pay ("Total Compensation") that would otherwise be payable to Employee for services performed during the period the Deferred Compensation Agreement is in effect; or

           (b) to defer compensation in an amount of all or any portion of Base Salary and/or Bonus to be received (the "Savings Plan Compensation") equal to the aggregate amount of Employee Deferred Contributions, Voluntary Employee Contributions and vested Employer Contributions (all as defined in the relevant Savings Plan), if any, contributed by the Participant to a Savings Plan which are subsequently returned to the Participant, or based on written notice from the Employer to the Participant would be subsequently returned to the Participant, if contributed, due to limitations imposed by the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") for a Plan Year (termed herein "Returned Compensation").

           For each dollar amount deferred, the Participant shall be credited with a corresponding dollar amount to be paid under this Plan as deferred compensation for the Participant.

4.2        Certain Conditions Relating to Income Deferral.

           (a) Deferrals of Total Compensation permitted by subsection 4.1(a) are subject to the following:

                  (i) the amount of the Participant's annual Base Salary deferral shall:

                         (A) not exceed 80 percent of that salary, determined as of the last day of the month during which the election is made; and

                         (B) shall be periodically charged against his Base Salary when otherwise due and payable;

                  (ii) a Participant may defer up to 100 percent of the amount of his Bonus; and

                  (iii) a Participant may defer up to 100 percent of the amount of his Long Term Incentive Pay;

           (b) Deferrals of Savings Plan Compensation permitted by subsection 4.1(b) may

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                  not exceed when added to Employee Deferred Contributions,
                  vested Employer Contributions and Voluntary Employee Contributions under the Savings Plans the maximum amount of Contributions to a 401(k) plan permissible under 402(g) of the Code. All Returned Compensation returned to a Participant from a Savings Plan shall be recognized as income, for income tax purposes, by such Participant in the calendar year prior to such return. Any deferral of income under Section 4.1 shall be applicable to the Active Participant with respect to income otherwise recognized by the Participant in the year in which amounts are returned from a Savings Plan.

4.3        Irrevocable Election under Section 4.1(a).

           The election to defer Total Compensation shall be made by an Active Participant on a form provided for that purpose and described in
           Section 5.2 below and become irrevocable for each Plan Year when made, subject to Article 8. Any deferral made pursuant to this
           Article 4 shall be made with respect to income to be earned by the Active Participant during the deferral period following the Participant's election. The Participant shall have no claim or right to payment of the amounts deferred and shall be limited solely to the rights and benefits deferred under the terms of this Plan.

4.4        Irrevocable Election under Section 4.1(b).

           The election to defer Savings Plan Compensation as described in
           Section 4.1(b) above shall be made by the Active Participant on a form provided for that purpose and described in Section 5.2 below. The election must be made within thirty (30) days of when the Participant is notified of the return of the Returned Compensation and shall become irrevocable for each Plan Year when made, subject to
           Article 8. Any deferral made pursuant to this Article 4 shall be made with respect to income to be earned by the Active Participant during the calendar year or portion of calendar year so designated by Participant or remainder of the calendar year following the Participant's election pursuant to this Section 4.4. The Participant shall have no claim or right to payment of the amounts deferred and shall be limited solely to the rights and benefits conferred under the terms of this Plan. In no event shall an election to defer Savings Plan Compensation become effective sooner than the date of the written, irrevocable election or remain effective beyond the end of the Plan Year to which it applies.

4.5        Deferral Rollovers.

           Notwithstanding any provision of the Plan to the contrary, an Employee for whose benefit a balance is maintained under the Corporation's Voluntary Deferral Plan or Special Deferred Compensation Agreement as amended or Deferred Compensation Plan II shall be deemed to have elected to have that balance transferred to the Plan and credited to separate Participant Accounts for each


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           such plan, subject to the following:

                  (a)    100% of the current balance will be transferred;

                  (b) Subject to Section 4.6, Article 7 and Article 8 herein, a Participant's Distribution Date of funds held with respect to the Voluntary Deferral Plan and related Deferred Compensation Agreement(s) between the Corporation and/or an Affiliate and the Employee shall commence on the date set forth in the Voluntary Deferral Plan and related Deferred Compensation Agreement(s); and The Deferred Compensation Plan II and Voluntary Deferral Plan shall be superseded in their entirety by this Plan and the Deferred Compensation Agreements thereunder shall be controlled by this Plan, except subject to Section 4.6, Article 7 and Article 8 herein.

                  (c) The Special Deferred Compensation Plan shall remain in effect as shall the Special Deferred Compensation Agreements, except for elections made pursuant to
                         Section 4.6(c). If an election is made, payments shall be made as set forth in Article 7. In the event of a conflict between this Plan and the Special Deferred Compensation Plan and/or the Special Deferred Compensation Agreements, the Special Deferred Compensation Plan and the Special Deferred Compensation Agreements shall control, except this Plan shall control distributions of Special Deferred Compensation and investment elections pursuant to Section 4.6(c) and
                         Article 7.

                  (d) If no investment direction is given by a Participant, then the funds shall continue to be invested in the same manner as under such prior plans, as described in
                         Section 5.4(b) herein.

           Once amounts are credited to a Participant's account pursuant to this Section, they may not thereafter be returned to the Participant's deferral account under the prior deferral arrangement.

4.6        Lengthening Deferral Period.

           (a) A Participant is entitled to one future opportunity to further lengthen (not shorten) the deferral period provided in a Deferred Compensation Agreement and to make one future change with regard to lengthening (not shortening) the payment schedule provided in such agreement up to a maximum payment schedule of fifteen (15) years.

           (b) Any change in the deferral period or the payment schedule must be submitted to the Plan Administrator in writing, on a form provided by the Plan Administrator, at least twelve (12) months before the date payments were


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                  originally scheduled to begin. Any change in the deferral
                  period shall comply with Section 7.1 herein.

           (c) Notwithstanding the foregoing, the Special Deferred Compensation Agreement Participant may only make one future change with regard to lengthening (not shortening) the payment schedule provided in such agreement up to a maximum payment schedule of fifteen (15) years. Any change in the payment schedule must be submitted to the Plan Administrator in writing, on a form provided by the Plan Administrator, at least twelve (12) months before the date payments were originally scheduled to begin.

                                    ARTICLE 5

       ADMINISTRATION; EMPLOYER CONTRIBUTIONS; EARNINGS CREDITS AND DEBITS

5.1        Administration/Accounting Records.

           This Plan will be administered by the Administrator which shall have full power and authority, in its sole and absolute discretion, to construe the provisions and to supervise the administration of the Plan, including the establishment of such rules and regulations as it deems appropriate. All decisions and designations by the Administrator pursuant to the provisions of the Plan shall be final. The Administrator shall maintain or cause to be maintained separate accounting records for each Participant. An accounting record shall be maintained for and credited with the Participant's Total Compensation deferrals plus the earnings credits or earnings losses on the deferrals described below.

5.2        Timing of Deferrals and Employer Contributions.

           Total Compensation and/or Savings Plan Compensation deferred shall be credited to the Participant's Account as follows: the Participant shall defer all or any portion of the Total Compensation and Savings Plan Compensation as set forth in the Deferred Compensation Agreement, a copy of which is attached hereto as Exhibit A (the "Agreement"). Subject to Sections 4.1 and 4.2, Total Compensation and/or Savings Plan Compensation will not be paid by the Corporation as said portion is earned by the Participant, but the Corporation will create and contribute to a special account on its books ("Account") the amount of deferred compensation included hereunder. The Total Compensation and Savings Plan Compensation deferred will be contributed to the Account at the normal pay period(s) of the Corporation or Affiliate, as applicable, during the stated period and so long as employment of the Participant with the Corporation or Affiliate continues, and current compensation will be reduced accordingly. In addition, to the extent Employer Contributions (as defined in the Savings Plans) have been forfeited by the Employee, an amount up to a maximum of the amount of such forfeited Employer Contributions ("Mirror Employer Contributions") shall


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           be contributed to the Participant's Account by the Corporation or
           Affiliate, as the case may be, which amount shall be prorated based on the maximum amount to be deferred under Section 4.2(b), and will become vested on December 31 of each Plan Year at the rate set forth on the Agreement, provided the Participant is still employed by the Corporation or Affiliate on that date.

5.3        Earnings Credits and Debits.

           The amount credited to a Participant's Account (including prior earnings credits) as of the beginning of each Valuation Period also shall be credited with an earnings credit or debit for such Valuation Period. The amount of the earnings credit or debit shall be an adjustment on the Valuation Date equal to the increase or decrease which would have occurred if the value of the Account as of the beginning of the Valuation Period reduced by the amount of any distribution during the Valuation Period had been invested in the fund at the beginning of the Valuation Period and withdrawn on the Valuation Date. For this purpose fund means the hypothetical fund (or funds) chosen by the Participant to be the investment pursuant to
           Section 5.4.

           Earnings credits and earnings losses shall continue to accrue after a Participant's employment has terminated and until all amounts due hereunder have been paid in full. Earnings credits and earnings losses shall not apply to amounts paid during a Valuation Period.

5.4        Funds.

           Earnings credits and debits shall be measured and determined under the following rules:

           (a) Choices. The Administrator will establish a series of investment funds for investment of the Account. Before he or she may participate, each Participant must designate the investment fund through which his or her contributions are to be invested; provided, however, that no less than 5% of the Account may be invested in any one fund (any amount to be invested in excess of 5% must be designated in 5% increments). Once filed, that election will remain in effect until the Participant ceases to be a Participant or he or she changes that election. A Participant may change his or her election at any time during the Plan Year, without limitation on the number of such changes during the Plan Year. A Participant may change his or her election by contacting the Plan's record keeper, either in writing or by telephone. If a Participant changes his or her election by contacting the record keeper by telephone, such change shall be effective on the date made by the Participant. If a Participant changes his or her election by contacting the record keeper in writing, such change shall be effective on the date received by the record keeper.


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                  Mirror Employer Contributions will be invested in the same proportion as the Participant's contribution. Alternatively, the Employer may allow Participants to direct investment of that portion of their Accounts attributable to Mirror Employer Contributions.

                  Huffy Corporation Common Stock will not be a permitted investment.

           (b) No Written Direction. In the absence of direction by a Participant, the funds shall accrue interest at the then prevailing rate of interest paid by the Corporation on the Voluntary Deferral Plan and the Special Deferred Compensation Plan accounts.

           (c) Additional Terms and Conditions. The Administrator may formulate additional terms and conditions for direction by the Participant as necessary or appropriate.

                                    ARTICLE 6

                                     VESTING

Subject to the provisions of this Plan including, without limitation, Sections 4.5(b), 5.2 and 9.4, the right to be paid an amount equal to the Total Compensation and/or Savings Plan Compensation in the Participant's Account, including earnings credits and less losses in the Account, shall not be subject to forfeiture for any reason. Subject to Articles 5.2, 9.4, and paragraph 2 of Exhibit A, as applicable as executed by the Participant and the Administrator, the Participant shall be paid an amount equal to the Mirror Employer Contribution vested in the Participant's Account, including earnings credits and less losses in the Account.

                                    ARTICLE 7

                            PAYMENTS TO PARTICIPANTS

7.1        Event of Distribution.

           Subject to Section 4.5(b), distribution of Total Compensation, Savings Plan Compensation, and Special Deferred Compensation credited to the Participant's Account shall begin at the time set forth in the applicable agreement; but in no event shall payments begin later than the first of the following to occur: (i) the first day of the year immediately following the Plan Year in which the Participant turns age 65, (ii) the first day of the year immediately following the Plan Year in which the Participant retires, or (iii) the first day of the year immediately following the Plan Year in which the Participant dies (the "Distribution Date"). Notwithstanding the foregoing provisions, if a Participant's employment is terminated with the Corporation and all Affiliates for any reason, except death, disability or retirement,



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           all Total Compensation shall, in the Corporation's sole discretion, be distributed to the Participant in a lump sum as soon as practicable.

7.2        Form of Payment.

           At the time of the initial irrevocable election to defer Savings Plan Compensation and/or Total Compensation under this Plan, each Participant shall irrevocably elect a form of payment. At the time a Participant enters into a Special Deferred Compensation Agreement, the Participant shall irrevocable elect a form of payment. The following forms of payment may be elected by a Participant:

           (a) Lump Sum. A single lump-sum payment of the entire amount of the Participant's Account; or

           (b) Installments. Payment of the entire amount of the Participant's Account, in installments over a period of not more than fifteen (15) years and for Agreements effective on and after June 13, 1996, such installments shall be paid annually.

           If the total amount to be distributed to a Participant does not exceed $25,000 at the time of distribution, the Participant shall be paid a lump-sum payment under (a) above.

           Notwithstanding the foregoing provisions, if a Participant's employment is terminated with the Corporation and all Affiliates for any reason, except death, disability or retirement, all Total Compensation, including Special Deferred Compensation, if any, shall, in the Corporation's sole discretion, be distributed to the Participant in a lump sum as soon as practicable.

           If the Participant fails to make an election of a form of payment in the initial election, the Participant shall be paid a lump-sum payment.

7.3        Amount of Payment.

           The Participant shall be paid an amount which is the sum of the Total Compensation and Savings Plan Compensation deferrals, Mirror Employer Contributions, if any, and Special Deferred Compensation, if any, in the Participant's Account plus the earnings credits less earnings losses in the Participant's Account. The amount to be distributed shall be determined as follows:

           (a) Lump Sum. For a lump sum distribution, the total amount to be distributed shall be determined as of the Valuation Date preceding the date of payment.

           (b) Installments. If payment is in installments, the initial amount to be distributed


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                  shall be the total amount due as of the most recent Valuation
                  Date preceding the initial payment divided by the number of installment payments elected. Future installments shall be determined by dividing the total amount remaining unpaid as of the most recent Valuation Date preceding the date of payment by the remaining number of installment payments.

           With respect to a lump-sum payment or each installment payment, there shall be earnings credit or other adjustment for the period from the Valuation Date preceding the date of payment to a date not more than 3 business days prior to the date of payment.

7.4        Manner of Payment.

           Payments shall be paid wholly in cash directly by the Employer or indirectly through a benefit trust (owned or maintained by the Employer as described in 9.10 herein) to the Participant or the Participant's Beneficiary. If a trust is used, the Employer shall not be relieved of its obligation and liability to pay the benefits of this Plan except to the extent payments are actually made from the trust.

7.5        Time of Payment.

           A lump-sum payment or an initial installment payment shall be made within ninety (90) days following the date of the event causing the event of distribution. Later installment payments shall be made on or about the annual anniversary date of the initial installment in each consecutive subsequent calendar year until the total amount to be distributed under this Plan is distributed.

7.6        Death.

           (a) Payment to Beneficiary. If the Participant dies prior to payment of his entire Account, payment of all remaining amounts shall be made to the Participant's Beneficiary. Payments to a Beneficiary following a Participant's death shall be in the form elected by the Participant and shall be made or shall begin on the date specified in Section 7.5.

           (b) Payment to Estate. If payment is to be made to the estate of a Participant, payment shall be made in a lump sum on or about ninety (90) days after the date of the Participant's death.

           (c) Generation-Skipping Transfer Tax. Notwithstanding any other provision in this Plan or any related trust agreement, the Corporation may withhold or direct the trustee to withhold any benefits payable to a Beneficiary as a result of the death of a Participant or any other Beneficiary until it can be determined whether a generation-skipping transfer tax, as defined in Chapter 13 of the Code, or any substitute provision therefor, is payable by


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                  the Corporation or the trustee and the amount of
                  generation-skipping transfer tax, including interest, that is due. If such tax is payable, the benefits otherwise payable hereunder shall be reduced by an amount equal to the generation-skipping transfer tax and interest. Any benefits withheld shall be payable as soon as there is a final determination of the applicable generation-skipping transfer tax and interest. No interest shall be payable to any Beneficiary for the period from the date of death to the time when the amount of benefits payable to a Beneficiary can be fully determined pursuant to this paragraph.

7.7        Tax Withholding.

           A Participant's employer shall withhold from the non-deferred portion of his Base Salary and Long Term Incentive Pay for any period all Social Security Taxes as required by sections 3101, 3102 and 3121 (v) of the Code to be paid with respect to the amount of his deferrals under the Plan for that period. The Committee shall cause to be withheld from any distribution made pursuant to the terms of the Plan any other amount required to be withheld by federal, state or local law.


                                    ARTICLE 8

                              INTERIM DISTRIBUTIONS

8.1        Interim Distributions.

           Subject to the provisions of this subsection 8.1, at the time that a Participant enters into a Deferral Agreement form, he may irrevocably elect to receive, as of any Distribution Date occurring at least seven (7) years after the effective date of that Agreement, an interim Distribution of any portion of the balance of the Participant's Account established by that Agreement, determined as of the June 30 immediately preceding that interim Distribution Date. If a Participant becomes entitled to receive a payment under Article 7 from a Participant Account on or after the initial Distribution Date applicable to that Account, no Interim Distribution shall be made to such Participant and payments being made pursuant to Article 7 shall continue. A Participant shall express his election of an Interim Distribution as a flat dollar amount or as a percentage of the balance of his Participant Account, determined as of the June 30 immediately preceding the date as of which the Interim Distribution is to be made. Any Interim Distribution election made by a Participant shall be automatically canceled on the date of his death.

8.2        Emergency Distributions.

           If, on written application of a Participant, it is determined (as provided below) that the Participant has experienced an "Unforeseeable Emergency" (as defined below), then, as of the first day of any calendar month, the Participant may elect to receive an Emergency Distribution from one or more of his Participant Accounts, provided that the aggregate amount of any such distribution shall not exceed the amount reasonably needed to satisfy the Participant's emergency need. The term "Unforeseeable Emergency" means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a "dependent" (as defined in section 152(a) of the Code) of the Participant, loss of the Participant's property due to a casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. In determining whether an Emergency Distribution should be made to a Participant consideration may be given to the extent to which his Unforeseeable Emergency can be relieved:

           (a) through reimbursement or compensation by insurance or otherwise;

           (b) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship;

           (c)    by cessation of deferrals under the Plan; or

           (d) other distributions to be made to the Participant from the Plan.

The provisions of Article 7 of the Plan shall not be applicable with respect to any determination made pursuant to this subsection 8.2.

8.3        Elective Distributions.

           As of the first day of any calendar month a Participant may elect, by writing filed with the Committee, to receive an Elective Distribution from one or more of his Participant Accounts; provided, however, that if a Participant receives an Elective Distribution he shall forfeit an amount equal to 10 percent of the amount of that Elective Distribution, which amount shall be charged to his Participant Account.

           A Participant who receives a withdrawal under this section 8.3 may not make deferrals or contributions to the Plan during the 12 month period beginning after receiving the withdrawal.


                                    ARTICLE 9

                               GENERAL PROVISIONS

9.1        Amendment; Termination; Prior Plans.

           The Corporation reserves the right to amend this Plan and the related Deferral

           Agreements prospectively or retroactively, or to terminate this Plan, provided that any amendment or termination may not reduce or revoke the existing Account balances of Participants as of the later of the date of adoption of the amendment or the effective date of the amendment or termination.

           Upon termination of this Plan, the Accounts of affected Participants shall be administered and distributed in accordance with the provisions of this Plan.

           Except as provided by law and in this Plan, this Plan controls should there be any conflict between this Plan and Deferred Compensation Agreements, except for those agreements entered into pursuant to the Special Deferred Compensation Plan, executed prior to the effective date of this Agreement.

           This Plan supersedes and replaces the Huffy Corporation Deferred Compensation Plan and the Deferred Compensation Plan II.

9.2        Employment Relationship.

           Nothing in this Plan shall be construed as creating a contract of employment between the Employer and any Participant or otherwise conferring upon any Participant or other person a legal right to continuation of employment or any rights other than those specified herein. This Plan shall not limit or affect the right of the Employer to discharge or retire a Participant.

9.3        Rights Not Assignable.

           Except for designation of a Beneficiary, amounts credited hereunder shall not be subject to assignment, conveyance, transfer, anticipation, pledge, alienation, sale, encumbrance, or charge, whether voluntary or involuntary, by the Participant or any Beneficiary of the Participant, even if directed under a qualified domestic relations order or other divorce order, excluding transfers by death or mental incompetency. An interest in an amount promised shall not provide collateral or security for a debt of a Participant or Beneficiary or be subject to garnishment, execution, assignment, levy, or to another form of judicial or administrative process or to the claim of a creditor of a Participant or Beneficiary, through legal process or otherwise. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or to otherwise dispose of benefits payable, before actual receipt of the benefits, or a right to receive benefits, shall be void and shall not be recognized.

9.4        UNSECURED CREDITOR STATUS.

           THE BENEFITS PAYABLE UNDER THE PLAN ARE UNFUNDED AND ARE PAYABLE, WHEN DUE, FROM THE GENERAL ASSETS OF THE CORPORATION AND ITS AFFILIATES OR, FROM THE ASSETS OF A BENEFIT TRUST, DESCRIBED IN
           SECTION 7.4 ABOVE, WHICH SHALL BE

           SUBJECT TO THE CLAIMS OF THE UNSECURED GENERAL CREDITORS OF THE CORPORATION AND ITS AFFILIATES. NEITHER A PARTICIPANT NOR A BENEFICIARY SHALL HAVE ANY INTEREST IN ANY FUND OR IN ANY SPECIFIC ASSET OR ASSETS OF THE CORPORATION OR EMPLOYER BY REASON OF ANY AMOUNT CREDITED TO AN ACCOUNT HEREUNDER, NOR ANY RIGHT TO RECEIVE A DISTRIBUTION UNDER THIS PLAN OR ANY AGREEMENT, EXCEPT AS EXPRESSLY PROVIDED HEREIN. A PARTICIPANT OR BENEFICIARY SHALL BE AN UNSECURED GENERAL CREDITOR OF THE EMPLOYER AS TO THE PAYMENT OF ANY BENEFIT UNDER THIS PLAN. THE RIGHT OF ANY PARTICIPANT OR BENEFICIARY TO BE PAID ANY AMOUNT UNDER THIS PLAN SHALL BE NO GREATER THAN THE RIGHT OF ANY OTHER GENERAL, UNSECURED CREDITOR OF THE EMPLOYER.

9.5        No Trust or Fiduciary Relationship.

           Nothing contained in this Plan shall be deemed to create a trust or fiduciary relationship of any kind for the benefit of any Participant or Beneficiary.

9.6        Construction.

           The singular includes the plural, and the plural includes the singular, unless the context clearly indicates the contrary. Capitalized terms (except those at the beginning of a sentence or part of a heading) have the meaning specified in this Plan. If a capitalized term is not defined in this Plan, the term shall have the general, accepted meaning of the term. The section headings in this Plan are for convenience and reference only and shall not affect in any way the meaning or interpretation of this Plan.

9.7        Constructive Receipt.

           In the event the Administrator determines that amounts deferred under the Plan have been constructively received by Participants and must be recognized as income for federal income tax purposes, distributions shall be made to Participants, as determined by the Administrator, which determination shall be binding and conclusive.

9.8        UNFUNDED PLAN.

           THIS SHALL BE AN UNFUNDED PLAN WITHIN THE MEANING OF ERISA. BENEFITS PROVIDE HEREIN CONSTITUTE ONLY AN UNSECURED CONTRACTUAL PROMISE TO PAY IN ACCORDANCE WITH THE TERMS OF THIS PLAN BY THE EMPLOYER.

9.9        Choice of Law.

           The Plan will be construed and administered in accordance with the laws of the state of Ohio (other than laws relating to choice of laws).

9.10       Change of Control.

           Notwithstanding anything herein to the contrary, in the event of a "Potential Change of Control" (as defined in the Master Benefit Trust Agreement, as Restated, dated June 9, 1995, as amended from time to time, between the Corporation and Bank One Trust Company, N.A., as trustee and set forth below), the provisions of the Master Benefit Trust Agreement, including, without limitation, Section 5.2(c), shall become operative with respect to the Plan; payments due hereunder shall be payable through such trust in accordance with its terms.

           "Potential Change of Control" means and shall be deemed to have occurred if (i) Common Stock of the Corporation has been acquired other than directly from the Corporation in exchange for cash or property by any person who thereby becomes the owner of more than 20% of the Corporation's outstanding shares of Common Stock; or (ii) any person (other than the Corporation) has made a tender offer for, or a request for invitations for tenders of, shares of Common Stock of the Corporation; or (iii) any person forwards or causes to be forwarded to shareholders of the Corporation proxy statement(s) in any period of twenty-four (24) consecutive months, soliciting proxies to elect to the Board of Directors of the Corporation two or more candidates who were not nominated as candidates in proxy statements forwarded to shareholders during such period by the Board of Directors of the Corporation; or (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control of the Corporation has occurred."

           Section 5.2(c) of the Master Benefit Trust Agreement, as Restated, reads as follows:

           Upon the occurrence of a Potential Change of Control, each Participating Employer shall promptly contribute to the Trust, in cash or other property, the excess of (i) the amount determined under accepted actuarial principles to be necessary to fund the amounts payable to the Executives and SERP Executives of the Participating Employer under the Plans and the SERP, respectively, in accordance with such plans' terms and the Payment Schedules for the Executives and SERP Executives delivered to the Trustee pursuant to Section 4.1 and 4.2, over (ii) the balance in the Account or Accounts within the Sub-trust (or Sub-trusts) maintained for Executives and SERP Executives employed by that Participating Employer.

9.11       Claims Procedure.

           This claim procedure applies in all instances relating to any employee benefit plan under ERISA. Generally, the claimant will receive a written notice from the Corporation within ninety (90) days after filing the claim. The notice shall set forth the following:

                    *    the specific reason for denial; and

                    * specific reference to the pertinent provisions on which the denial is based; and

                    In addition, the denial may include the following:

                    * a description of any additional material or information necessary from the claimant to perfect the claim and an explanation of why such material or information is necessary; and

                    *    appropriate information as to steps to be taken.

           In certain cases, additional time may be needed to determine whether a claim is to be approved or denied. In this event, the claimant will be given a written notice, within the above-described 90-day period, that an extension of not more than an additional ninety (90) days is required. The notice will set forth the reasons for the extension and will set a date by which a decision is expected.

           If, within ninety (90) days of making a claim, a claimant does not receive any notice of decision or notice of extension within the 90-day period, he or she may assume that the claim has been denied.

           If a claim is denied, either in whole or in part, the claimant has the right, within sixty (60) days of the claim denial, to appeal the denial to the Corporation's Corporate Benefits Advisory Committee, or a subcommittee thereof, as appropriate. To make such appeal, the claimant (or his or her duly authorized representative) must request a review of the denial of claim by filing a written application with the Corporation. In connection with this review, the claimant (or his or her representative) may review pertinent documents and submit issues and comments in writing.

           PLEASE NOTE THAT A REVIEW MUST BE REQUESTED WITHIN SIXTY (60) DAYS AFTER DENIAL OF A CLAIM.

           Within sixty (60) days from the date of receipt of the written request for review of a claim denial, a written decision will be rendered to the claimant or a written notice will be given that additional time (not more than sixty (60) days) is needed to reach a decision. Such decision or review shall include specific provisions on which the decision is based.

           Claimant and beneficiaries shall not be entitled to challenge the Corporation's initial decision regarding a claim in judicial or administrative proceedings without first complying with the procedures herein. The decisions of the Corporate Benefits Advisory Committee, or a subcommittee thereof, upon request for review, are intended to be final and binding on claimants, beneficiaries and others.

           If the plan does not otherwise state, all claims may be directed to Huffy Corporation, 225 Byers Road, Miamisburg, Ohio 45342, Attention:
           Secretary.


IN WITNESS WHEREOF, this Plan is executed as of the 20th day of August, 1998.


                                       HUFFY CORPORATION


                                       By /s/ Nancy A. Michaud
                                          --------------------------------
                                          Nancy A. Michaud
                                          Vice President - General Counsel
                                          and Secretary

                                    EXHIBIT A

                               DEFERRAL AGREEMENT

This Deferred Compensation Agreement ("Agreement") is effective as of _________, 199__ between ______________ ("Company"), and ______________ ("Employee"), under the following circumstances.

1. As of the effective date of this Agreement, the Employee elects to defer a portion of his or her future compensation in an amount equal to the Base Salary of $_______________ and/or Bonus earned for the immediately prior calendar year of $_______________ or ____ % of gross amount earned and/or Long Term Incentive Pay earned for the immediately prior calendar year of $_______________ or ____% of gross amount earned (collectively, "Total Compensation") of the Plan Year, in accordance with the terms and conditions of the Huffy Corporation Master Deferred Compensation Plan, effective ____________________ (the "Plan"), which Plan is hereby incorporated by reference.

[2.   FOR USE WITH DEFERRAL OF SAVINGS PLAN COMPENSATION ONLY:
      In addition, the Company shall contribute to the Employee's Account an amount equal to the amount of forfeited Employer Contributions up to a maximum Company contribution of $_______________ which amount shall be vested in the Participant at the rate of ____ percent on December 31 of each Plan Year.]

3. Subject to this Agreement and the Account shall terminate on ____________________, but in no event later than the first of the following to occur: (i) the first day of the year immediately following the Plan Year in which the Employee turns 65, (ii) the first day of the year immediately following the Plan Year in which the Employee retires from the Company, or (iii) the first day of the year immediately following the Plan Year in which the Employee dies (the "Distribution Date").

4. OPTIONAL: Notwithstanding the foregoing, there shall be an Interim Distribution equal to [$_______________ or ____%] from the Employee's Account on ____________________ (date must be seven (7) years after the effective date of this Agreement) (the "Interim Distribution"). If the Employee becomes entitled to receive a payment under Section 3 on or after the initial Distribution Date applicable to his Account, no Interim Distribution shall be made to such Employee.

5. Upon termination of the Account pursuant to the above section, the entire amount of the Participant's Account shall be payable [in a single lump sum payment] OR [in annual installments over a period of __________ years]. Notwithstanding the foregoing, should the total amount to be distributed to the Participant be $25,000 or less, the Participant shall be paid a lump sum payment.

6. Upon execution of this Agreement, Employee shall receive an investment election form. In the absence of an election, the funds shall accrue interest at the then prevailing rate of interest paid by the Corporation on the Voluntary Deferral Plan and the Special Deferred Compensation Plan accounts.

7. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan.


IN WITNESS WHEREOF, the undersigned have set forth their hands as of the effective date.

------------------------------             ------------------------------
Employee                                   Company

                                           By ___________________________

                                           Title ________________________


                                      -23-